Exhibit 99.1

News Release

Kimco Realty Announces Redemption of its 6.875% Senior Notes due 2019

NEW HYDE PARK, N.Y., July 24, 2018 – Kimco Realty Corp. (NYSE: KIM), today announced that it will redeem $300,000,000 aggregate principal amount of its 6.875% Senior Notes due 2019 (CUSIP No. 49446R AJ8) (the “Senior Notes”), representing all outstanding Senior Notes, on August 23, 2018 (the “Redemption Date”). The Senior Notes were issued pursuant to an Indenture, dated as of September 1, 1993 (the “Base Indenture”), between Kimco and The Bank of New York Mellon (as successor in interest to IBJ Schroder Bank & Trust Company), as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of August 4, 1994 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 7, 1995 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of June 2, 2006 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of April 26, 2007 (the “Fourth Supplemental Indenture”), and the Fifth Supplemental Indenture, dated as of September 24, 2009 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), in each case entered into between Kimco and the Trustee. Pursuant to the terms of the Senior Notes, the redemption price (the “Redemption Price”) shall be equal to the greater of (i) 100% of the aggregate principal amount of the Senior Notes to be redeemed and (ii) the sum, as determined by an independent investment banker to be appointed by Kimco, of the remaining scheduled payments of principal and interest in respect of the Senior Notes being redeemed (exclusive of any interest accrued to, but excluding, the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest to, but excluding, the Redemption Date. The Redemption Price will be determined on August 20, 2018.

A notice of redemption and related materials will be mailed to holders of record of the Senior Notes on July 24, 2018. Holders that hold their Senior Notes through the Depository Trust Company (“DTC”) will be redeemed in accordance with the applicable procedures of DTC. Questions relating to the notice of redemption and related materials should be directed to The Bank of New York Mellon, in its capacity as paying agent for the redemption of the Senior Notes (the “Paying Agent”), at 1-800-254-2826. The address of the Paying Agent is The Bank of New York Mellon, 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT KIMCO

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of March 31, 2018, the company owned interests in 475 U.S. shopping centers comprising 81 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 60 years.

SAFE HARBOR STATEMENT

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the Company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

David F. Bujnicki

Senior Vice President, Investor Relations and Strategy

Kimco Realty Corp.

1-866-831-4297

dbujnicki@kimcorealty.com